Exhibit 5.1

David G. Peinsipp

+1 415 693 2177

dpeinsipp@cooley.com

September 13, 2018

Principia Biopharma Inc.

400 East Jamie Court, Suite 302

South San Francisco, CA 94080

Ladies and Gentlemen:

You have requested our opinion, as counsel to Principia Biopharma Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement (No. 333-226922) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering of up to 7,187,500 shares (the “Shares”) of the Company’s common stock, par value $0.0001, including up to 937,500 Shares that may be sold pursuant to the exercise of an option to purchase additional shares.

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s Restated Certificate of Incorporation and Bylaws, each as currently in effect, (c) the form of the Company’s Amended and Restated Certificate of Incorporation, filed as Exhibit 3.2 to the Registration Statement, and the form of the Company’s Amended and Restated Bylaws, filed as Exhibit 3.4 to the Registration Statement, each of which is to be in effect immediately following the closing of the offering contemplated by the Registration Statement, and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below, and (ii) assumed that the Shares to be sold to the underwriters by the Company will be sold at a price established by the Board of Directors of the Company or a duly authorized pricing committee thereof in accordance with Section 153 of the Delaware General Corporation Law (“DGCL”).

We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies and the due authorization, execution and delivery of all documents (other than by the Company) where due authorization, execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters. Our opinion is expressed only with respect to the DGCL. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ David G. Peinsipp
David G. Peinsipp

Cooley LLP 101 California Street 5th Floor San Francisco, CA 94111-5800 t: (415) 693-2000 f: (415) 693-2222 cooley.com